Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-274224 on Form S-3, Post-Effective Amendment on Registration Statement Nos. 333-196240, and 333-115772 on Form S-8, and Registration Statement Nos. 333-272497 and 333-272495 on Form S-8 of our reports dated February 26, 2025, relating to the consolidated financial statements and financial statement schedule of Advance Auto Parts, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 28, 2024.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
February 26, 2025